Exhibit 23

KPMG LLP

Consent of Independent Auditors

The Board of Directors
EDO Corporation:

We consent to incorporation by reference in Registration Statement Nos. 2-69243, 33-1526, 33-28020 and 333-77865 on Form S-8 of EDO Corporation of our
report dated February 15, 2000, relating to the consolidated balance sheets of EDO Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of EDO Corporation.

KPMG LLP

Melville, New York
February 28, 2000